Exhibit 99.1

Press Release

February 5, 2008	Contact Information:
For Immediate Release	George C. Moore
Executive Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Third Quarter Results for Fiscal 2008

Call scheduled for Wednesday, February 6, 2008 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – February 5, 2008

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of key platforms in power transmission and water management products, today reported summary results for the third quarter ended December 29, 2007. The prior year third quarter results were impacted by the Canal Street accident, which adversely impacted sales and operating earnings. The estimated impact is included in a table below. Throughout this release, we will refer to “core sales growth” which is defined as growth in year-over-year sales in both existing and acquired businesses and adjusting the prior year third quarter for the mid-point of the adverse impact of the Canal Street accident.

Third Quarter Highlights:

•	Third quarter sales were $449.1 million, an increase of $166.0 million or 58.6% over the prior year third quarter; third quarter consolidated core sales growth was 10.9%

•	Power Transmission (“PT”) third quarter sales were $334.0 million, an increase of $50.9 million or 18.0% over the prior year third quarter; PT core sales growth in the third quarter was 11.1%

•	Water Management (“WM”) third quarter sales were $115.1 million; WM core sales growth in the third quarter was 10.2%

•	Third quarter income from operations was $78.6 million, or 17.5% of sales, compared to $18.2 million, or 6.4% of sales in the prior year third quarter

•

Third quarter Adjusted EBITDA was $92.8 million, or 20.7% of sales, an increase of 24.6% compared to the prior year third quarter Pro Forma Adjusted EBITDA(1) of $74.5 million; prior year third quarter reported Adjusted EBITDA was $51.2 million.

•	PT third quarter Adjusted EBITDA was $72.1 million, or 21.6% of sales, an increase of $16.5 million or 29.7% over the prior year quarter;

•	WM third quarter Adjusted EBITDA was $22.9 million, or 19.9% of sales

•

Debt to EBITDA (pro forma for the Zurn transaction) was 5.6x at the end of the third quarter, compared to 6.2x at the end of March 2007; net debt (debt less cash) declined by $86.0 million in the third quarter and $127.0 million through the first nine months of fiscal 2008; net debt leverage as of the end of the third quarter was 5.1x.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We are pleased with the financial results we’ve posted in the third quarter and first nine months of our fiscal 2008. Our solid core growth and expanding operating margins have allowed us to continue to generate solid cash flows and we continue to reduce our leverage. Our consolidated core growth (year-over-year sales in both existing and acquired businesses and adjusted for the mid-point of the impact of the Canal Street accident) of 10.9% in the quarter continued to be balanced, as power transmission sales grew by 11.1% and water management sales grew by 10.2% on a pro-forma basis in the third quarter. Fiscal year to date, consolidated core growth is 9.5%, with power transmission posting core growth of 9.3% and water management delivering pro-forma core growth of 10.1%.”

1)	Pro Forma Adjusted EBITDA is defined in the company’s credit agreement and includes reported prior year third quarter Adjusted EBITDA of $51.2 million, plus the EBITDA of the acquired Zurn business of $19.7 million, plus other pro forma adjustment related to Jacuzzi acquisition of $3.6 million.

Rexnord third quarter Adjusted EBITDA of $92.8 million, or 20.7% of sales, grew 24.6 % compared to the prior year third quarter Pro Forma Adjusted of $74.5 million. Adjusted EBITDA in the third quarter of fiscal 2008 includes the adverse impact of $0.2 million of severance costs related to an organizational re-alignment within the PT segment. On December 5, 2007, we reached a final settlement with our insurance carrier related to both our business interruption and property and casualty policies related to the Canal Street accident. As a result, we recorded the benefit of an additional $2.8 million of recoveries under business interruption policies associated with the Canal Street accident for the period from April 1, 2007 through October 27, 2007, the date that we determined and agreed with our insurance carrier that we had fully recovered from the accident.

Hitt added, “We’ve delivered a solid financial performance through the first nine months of fiscal 2008, both from a growth perspective as well as operationally. We’re also pleased with the progress we’ve made strategically over the past year as we have re-positioned the company towards a diverse, multi-platform industrial company with leadership positions in both power transmission and water management. As we look ahead to the fourth quarter, we’re anticipating a slower general economic environment including a continuation of a declining commercial construction put-in-place environment. However, we are cautiously optimistic about our ability to outperform our competition and the market based on the positioning of our businesses. A couple of reasons for our optimism are: our backlog is solid - up to a record $479 million, an increase of 13% from March 2007; our leadership positions within power transmission in the growing end-markets of mining, energy, aggregates and aerospace; the relatively low levels of inventory within the industrial distribution channel which sells power transmission components; our strong new product pipeline in water management – which is centered around water conservation and green building; and perhaps most importantly our business system, RBS – which allows us to continually focus on eliminating waste and improving productivity throughout our businesses while driving customer satisfaction. The solid fundamental execution of our strategy over the past year allowed us to acquire, with cash flow from operations, GA Industries on January 31, 2008 – which will expand our water management platform by providing us exposure to the key end markets of water and wastewater treatment. Finally, I want to recognize everyone who played a role in the recovery from the Canal Street accident. The tremendous recovery in less than a year from the tragic accident on December 6, 2006 is a testament to the resilience of the organization and demonstrates the commitment of our employees to satisfy our customers.”

The leverage ratio as of December 29, 2007 was 5.6x, which compares to 6.8x at the time Apollo Management acquired the Company (“the Apollo acquisition”) on July 21, 2006 and 6.2x at March 2007. The last twelve months (“LTM”) Pro Forma Adjusted EBITDA is $363.4 million.

Hitt concluded, “As we look forward to the fourth quarter of fiscal year 2008, we will continue to focus on the needs of our customers while continuing to reduce our leverage by focusing on driving growth, expanding margins and generating cash to reduce our debt.”

Canal Street Accident Business Interruption Impact Estimate Summary
Fiscal 2008	Quarter Ended December 29, 2007	Nine Months Ended December 29, 2007	Memo: Accident to Date
Sales	$0.0 million	($4.5 - $6.5) million	($43.5 - $54.5) million
Operating Income	$0.0 million	($2.0 - $2.8) million	($18.0 - $24.8) million

Less: Recoveries to date under insurance policies related to Business Interruption	$2.8 million	$11.1 million	$21.1 million

Fiscal 2007	Quarter Ended December 30, 2006	Nine Months Ended December 30, 2006
Sales	($15.0 - $20.0) million	($15.0 - $20.0) million
Operating Income	($6.0 - $10.0) million	($6.0 -$10.0) million

Less: Recoveries to date under insurance policies related to Business Interruption	$0.0 million	$0.0 million

Third Quarter – 10.9% core sales growth (adjusted to include prior year WM pro-forma results & adjusting for mid-point of Canal Street accident); Adjusted EBITDA $92.8 million or 20.7% of sales

Sales in the third quarter of fiscal 2008 were $449.1 million, an increase of $166.0 million or 58.6% from the prior year third quarter. PT sales in the third quarter of fiscal 2008 were $334.0 million, an increase of $50.9 million or 18.0% from the prior year third quarter. While difficult to determine, the Company estimates that prior year third quarter sales were adversely impacted by approximately $15.0 to $20.0 million due to the Canal Street accident. The PT growth was driven by strength in our power transmission products end markets of mining, energy, aggregates and aerospace. The balance of the sales increase was a result of the inclusion of the WM platform, which accounted for $115.1 million of the year-over-year growth. Third quarter sales in the WM platform of $115.1 million represent core growth of 10.2% over the prior year pro forma period (three months ending December 31, 2006 - prior to the acquisition by Rexnord) and declined sequentially from the second quarter of fiscal 2008 based on normal seasonal patterns related to commercial construction activity. Foreign currency fluctuations also favorably impacted sales by approximately $13.3 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the third quarter was $92.8 million, an increase of 81.3% or $41.6 million over the third quarter of fiscal 2007. Adjusted EBITDA margins in the third quarter increased 260 basis points to 20.7% compared to the third quarter of fiscal 2007. PT Adjusted EBITDA in the third quarter was $72.1 million or 21.6% of sales, an increase of 29.7%. PT Adjusted EBITDA includes $0.2 million of severance costs related to an organizational re-alignment. WM Adjusted EBITDA in the third quarter was $22.9 million, or 19.9% of sales.

During the third quarter, we recorded $2.8 million of recoveries under the Company’s business interruption insurance policy. This represents the business interruption impact related to fiscal 2008. While difficult to determine, the Company estimates that Adjusted EBITDA was not impacted during the third quarter of fiscal 2008 and was adversely impacted by approximately $6.0 to $10.0 million in the prior year third quarter as a result of the Canal Street accident.

Gross profit margins in the third quarter of fiscal 2008 expanded 320 basis points to 32.9% of net sales, to $147.6 million. LIFO expense unfavorably impacted third quarter gross profit margins by approximately 10 basis points whereas the prior year quarter’s gross profit margin of 29.7% was adversely impacted by net inventory purchase accounting adjustments and LIFO income of approximately 90 basis points. Third quarter of fiscal 2008 gross profit margins were also negatively impacted by $0.1 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in the third quarter of fiscal 2008 declined 90 basis points to 16.5% of net sales and includes $0.1 million of severance costs related to an organizational re-alignment within the PT segment.

Nine months of Fiscal 2008 – 9.5% core sales growth (adjusted to include prior year WM pro-forma results & adjusting for mid-point of Canal Street accident); Adjusted EBITDA margins to 20.2% of sales

Sales in the first nine months of fiscal 2008 were $1,351.2 million, an increase of $481.6 million or 55.4% over sales in the first nine months of fiscal 2007. PT sales in the first nine months of fiscal 2008 were $969.7 million, an increase of $100.1 million or 11.5% from the first nine months of fiscal 2007. The PT growth was driven by strength in our power transmission products end markets of mining, energy, aggregates and aerospace. The balance of the sales increase was a result of the inclusion of the WM platform, which accounted for $381.5 million of the year-over-year growth. Foreign currency fluctuations also favorably impacted sales by approximately $25.7 million during the first nine months as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the first nine months of fiscal 2008 by approximately $4.5 to $6.5 million. The Company estimates that prior year’s first nine months sales were adversely impacted by approximately $15.0 to $20.0 million due to the Canal Street accident.

Adjusted EBITDA in the first nine months of fiscal 2008 was $273.5 million, an increase of 73.1% or $115.5 million over the first nine months of fiscal 2007. Adjusted EBITDA margins in the first nine months of fiscal 2008 increased 200 basis points to 20.2% compared to the first nine months of fiscal 2007. PT Adjusted EBITDA in the first nine months of fiscal 2008 was $197.7 million or 20.4% of sales, an increase of 16.3% over the first nine months of fiscal 2007 and includes $4.4 million of severance costs related to an organizational re-alignment. WM Adjusted EBITDA in the first nine months of fiscal 2008 was $83.1 million, or 21.8% of sales.

While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $2.0 to $2.8 million in the first nine months of fiscal 2008 as a result of the Canal Street accident and resulting business interruption. The Company estimates that Adjusted EBITDA was adversely impacted by approximately $6.0 to $10.0 million in the first nine months of the prior year. During the first nine months of fiscal 2008, we recorded $11.1 million of recoveries under the Company’s business interruption insurance policy.

Gross profit margins in the first nine months of fiscal 2008 expanded 210 basis points to 32.5% of net sales, or to $438.8 million. During the first nine months of fiscal 2008, net inventory purchase accounting adjustments and LIFO income unfavorably impacted gross profit margins by approximately 40 basis points. Gross profit margins through the first nine months of the prior year of 30.4% were unfavorably impacted by net inventory purchase accounting adjustments and LIFO income by 100 basis points. Gross profit margins for the first nine months of fiscal 2008 were also negatively impacted by 20 basis points due to $2.7 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in the first nine months of fiscal 2008 declined 100 basis points to 16.8% of net sales and includes $1.7 million of severance costs related to an organizational re-alignment within the PT segment.

Leverage declines to 5.6x at December 29, 2007; Net debt declines by $127.0 million from March 2007

At the end of the third quarter the Company had total debt of $2,024.6 million, a reduction of $22.3 million from the end of fiscal year 2007. The Company also had cash on hand of $160.8 million as of December 29, 2007, an increase of $85.6 million in the third quarter and $104.7 million from March 31, 2007. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of December 29, 2007 was 5.6x, compared to 6.2x at the end of March 2007 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Net debt leverage as of the end of the third quarter was 5.1x.

Canal Street Facility Accident Update

In the third quarter, the Company finalized insurance matters related to the Canal Street accident. Since the date of the accident, the Company received cash from its insurance carrier totaling $71.4 million, including $18.6 million in the third quarter of fiscal 2008 and $34.4 million in fiscal 2008. Of the total amount received, $21.1 million has been allocated to business interruption for losses incurred through October 27, 2007. The Company did not experience, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident.

Acquistion of GA Industries, Inc.

On January 31, 2008, Zurn Industries, LLC, a wholly-owned subsidiary of Rexnord LLC, indirectly acquired GA Industries, Inc. for a cash purchase price of approximately $76.0 million. With this acquisition, we further expand our presence in water and wastewater markets, specifically in municipal, hydropower, and industrial environments. GA Industries, Inc. is comprised of GA Industries and Rodney Hunt Company, Inc. GA Industries is a manufacturer of automatic control valves, check valves and air valves. Rodney Hunt Company, Inc. is a leader in the design and manufacturer of sluice/slide gates, cone valves and actuation systems.

Continued Dumping and Subsidy Offset Act (CDSOA)

The Company, as a producer of ball bearing products in the United States participated in the distribution of monies collected by Customs and Border Protection (“CBP”) from antidumping cases under the CDSOA. As a result of providing relevant information to CBP regarding historical manufacturing, personnel and development costs for calendar 2007, the Company received its pro rata share of the total CDSOA distribution which amounted to $1.4 million in the three months ended December 29, 2007. Similarly, a recovery of $8.8 million was recorded during the three months ended December 30, 2006 related to the submission of calendar 2006 and prior years’ data to CBP. These recoveries are included in other income, net on the consolidated statement of operations.

In February 2006, U.S. Legislation was enacted that ends CDSOA distributions to US manufacturers for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies will continue to be collected by CBP until September 30, 2007 and for prior year entries, the Company may receive some additional distributions beyond 2007; however, because of the pending cases, the 2006 legislation and the administrative operation of the law, the Company cannot reasonably estimate the amount of CDSOA payments, if any, that it may receive in future years.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management with approximately 7,400 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seal, industrial chain, and special components. Our water management products are sold primarily under the Zurn and Wilkins brand names and our products include specification drainage, water control, PEX and commercial brass. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on February 6, 2008 at 10:00 a.m. Eastern Time to discuss its fiscal year 2008 third quarter results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (888) 271-8596
International toll #: (913) 312-1522
Access Code: 2382747

If you are unable to participate during the live teleconference, a replay of the conference call will be available until 1:00 p.m. Eastern Time, February 14, 2008. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 2382747.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	Third Quarter Ended		Nine Months and Periods Ended
					Predecessor
	December 29, 2007	December 30, 2006	December 29, 2007	Period from July 22, 2006 through December 30, 2006	Period from April 1, 2006 through July 21, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$449.1	$283.1	$1,351.2	$535.4	$334.2
Cost of sales	301.5	199.0	912.4	367.3	237.7

Gross profit	147.6	84.1	438.8	168.1	96.5
Selling, general and administrative expenses	74.1	49.4	227.5	92.1	63.1
(Gain) loss on Canal Street facility accident, net	(17.4)	7.9	(29.2)	7.9	—
Transaction-related costs	—	—	—	—	62.7
Amortization of intangible assets	12.3	8.6	37.7	16.0	5.0

Income (loss) from operations	78.6	18.2	202.8	52.1	(34.3)
Non-operating (expense) income:
Interest expense, net	(47.7)	(35.3)	(145.2)	(63.7)	(21.0)
Other income (expense), net	—	7.6	(5.5)	7.0	(0.4)

Income (loss) before income taxes	30.9	(9.5)	52.1	(4.6)	(55.7)
Provision (benefit) for income taxes	11.1	(5.0)	22.9	(0.5)	(16.1)

Net income (loss)	$19.8	$(4.5)	$29.2	$(4.1)	$(39.6)

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions, except share amounts)

	December 29, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash	$160.8	$56.1
Receivables, net	259.4	254.4
Inventories, net	375.9	384.3
Other current assets	32.1	26.3

Total current assets	828.2	721.1

Property, plant and equipment, net	419.2	437.1
Intangible assets, net	920.1	987.7
Goodwill	1,273.8	1,294.2
Insurance for asbestos claims	136.0	136.0
Pension assets	113.2	114.6
Other assets	82.0	82.5

Total assets	$3,772.5	$3,773.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.8	$2.2
Trade payables	127.5	154.4
Income taxes payable	4.1	3.5
Deferred income taxes	14.7	16.9
Compensation and benefits	63.8	52.9
Current portion of pension obligations	2.6	9.4
Current portion of postretirement benefit obligation	5.0	4.9
Interest payable	56.5	30.5
Other current liabilities	91.3	74.8

Total current liabilities	367.3	349.5

Long-term debt	2,022.8	2,044.7
Pension obligations	62.0	68.8
Postretirement benefit obligations	50.2	52.3
Deferred income taxes	343.6	381.3
Reserve for asbestos claims	136.0	136.0
Other liabilities	48.4	41.0

Total liabilities	3,030.3	3,073.6
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares were authorized and 1,000 shares were issued and outstanding at December 29, 2007; 100,000 shares were authorized and 1,000 shares were issued and outstanding at March 31, 2007	0.1	0.1
Additional paid in capital	698.9	693.3
Retained earnings	32.1	2.9
Accumulated other comprehensive income	11.1	3.3

Total stockholders’ equity	742.2	699.6

Total liabilities and stockholders’ equity	$3,772.5	$3,773.2

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	Nine Months and Periods Ended
			Predecessor
	December 29, 2007	Period from July 22, 2006 through December 30, 2006	Period from April 1, 2006 through July 21, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$29.2	$(4.1)	$(39.6)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	39.6	22.3	14.0
Amortization of intangible assets	37.7	16.0	5.0
Accretion of bond premium	(0.7)	—	—
Amortization of deferred financing costs	7.8	3.3	1.1
Loss (gain) on dispositions of property, plant and equipment	0.2	0.5	(1.3)
Non-cash write-off of deferred financing fees	—	—	20.5
Equity in earnings of unconsolidated affiliates	(0.3)	—	—
Other non-cash credits	(0.2)	—	—
Stock-based compensation expense	5.6	2.7	—
Changes in operating assets and liabilities:
Receivables	1.4	0.9	12.4
Inventories	14.1	9.6	(18.1)
Other assets	2.5	7.8	(1.3)
Accounts payable	(30.0)	(9.8)	(17.2)
Accrued transaction fees	—	(18.6)	18.6
Accruals and other	55.4	26.3	1.5

Cash provided by (used for) operating activities	162.3	56.9	(4.4)

Investing activities
Expenditures for property, plant and equipment	(37.1)	(18.2)	(11.7)
Proceeds from dispositions of property, plant and equipment	0.3	1.1	1.6
Acquisitions, net of cash acquired	—	(1,011.6)	(5.6)

Cash used for investing activities	(36.8)	(1,028.7)	(15.7)

Financing activities
Proceeds from issuance of long-term debt	—	1,430.7	16.9
Repayments of long-term debt	(21.8)	(813.7)	(8.5)
Payment of financing fees	(0.6)	(55.2)	(0.2)
Payment of tender premium	—	(23.1)	—
Capital contributions	—	438.0	—
Proceeds from issuance of common stock	—	1.6	—

Cash (used for) provided by financing activities	(22.4)	978.3	8.2
Effect of exchange rate changes on cash	1.6	0.6	0.2

Increase (decrease) in cash	104.7	7.1	(11.7)
Cash at beginning of period	56.1	10.8	22.5

Cash at end of period	$160.8	$17.9	$10.8

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Third Quarter

(in millions)

(Unaudited)

	Quarter Ended December 29, 2007	Quarter Ended December 30, 2006
Net income (loss)	$19.8	$(4.5)
Interest expense, net	47.7	35.3
Provision (benefit) for income taxes	11.1	(5.0)
Depreciation and amortization	26.7	21.8

EBITDA	$105.3	$47.6

Adjustments to EBITDA:
(Gain) loss on Canal Street facility accident, net	$(17.4)	$7.9
Business Interruption insurance recoveries	2.8	—
Stock option expense, net	1.8	1.5
Impact of inventory fair value adjustment	—	3.2
LIFO expense (income)	0.3	(0.7)
Required reserve adjustment related to predecessor	—	(0.7)
CDSOA recovery	(1.4)	(8.8)
Other expense, net	1.4	1.2

Subtotal of adjustment to EBITDA	(12.5)	3.6

Adjusted EBITDA	$92.8	$51.2

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the quarter ended December 29, 2007, the $17.4 million gain on Canal Street accident consists of $18.6 million of recoveries offset by $1.2 million of incremental expenses and impairments, net. The $18.6 million is allocated between $2.8 million of recoveries under our business interruption policy and $15.8 million under our property and casualty insurance policies. Other expense, net for the quarter ended December 29, 2007, consists of management fee expense of $0.8 million, losses on sale of fixed assets of $0.1 million, foreign currency transaction losses of $0.4 million, earnings in unconsolidated affiliates of $0.1 million and other miscellaneous expense of $0.2 million. For the quarter ended December 30, 2006, the loss on Canal Street accident consists of $7.9 million of incremental expenses. Other expense, net for the quarter ended December 30, 2006, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.5 million, foreign currency transaction losses of $0.1 million and other miscellaneous expense of $0.1 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Nine Months and Periods Ended

(in millions)

(Unaudited)

		Nine Months and Periods Ended
			Predecessor	Combined
	Nine Months Ended December 29, 2007	Period from July 22, 2006 through December 30, 2006	Period from April 1, 2006 through July 21, 2006	Nine Months Ended December 30, 2006
Net income (loss)	$29.2	$(4.1)	$(39.6)	$(43.7)
Interest expense, net	145.2	63.7	21.0	84.7
Provision (benefit) for income taxes	22.9	(0.5)	(16.1)	(16.6)
Depreciation and amortization	77.3	38.3	19.0	57.3

EBITDA	$274.6	$97.4	$(15.7)	$81.7

Adjustments to EBITDA:
(Gain) loss on Canal Street facility accident, net	$(29.2)	$7.9	$—	$7.9
Business Interruption insurance recoveries	11.1	—	—	—
Transaction costs	—	—	62.7	62.7
Stock option expense, net	5.6	2.7	—	2.7
Impact of inventory fair value adjustment	19.0	17.2	—	17.2
LIFO (income) expense	(13.1)	(9.9)	1.2	(8.7)
Required reserve adjustment related to predecessor	—	(1.2)	2.3	1.1
CDSOA recovery	(1.4)	(8.8)	—	(8.8)
Other expense, net	6.9	1.8	0.4	2.2

Subtotal of adjustment to EBITDA	(1.1)	9.7	66.6	76.3

Adjusted EBITDA	$273.5	$107.1	$50.9	$158.0

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the nine months ended December 29, 2007, the $29.2 million gain on Canal Street accident consists of $34.4 million of recoveries offset by $5.2 million of incremental expenses and impairments, net. The $34.4 million is allocated between $11.1 million of recoveries under our business interruption policy and $23.3 million under our property and casualty insurance policies. Other expense, net for the nine months ended December 29, 2007, consists of management fee expense of $2.3 million, losses on the sale of fixed assets of $0.2 million, foreign currency transaction losses of $4.7 million and earnings in unconsolidated affiliates of $0.3 million. For the nine months ended December 30, 2006, transaction-related costs of $62.7 million consists entirely of seller-related expenses incurred in connection with the sale of the Company to Apollo. The loss on Canal Street accident consists of $7.9 million of incremental expenses. Other expense, net for the nine months ended December 30, 2006, consists of management fee expense of $1.5 million, gains on the sale of fixed assets of $0.8 million, foreign currency transaction losses of $1.3 million and other miscellaneous expenses of $0.2 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(unaudited)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$288.4	$298.1	$283.1	$316.6	$1,186.2
Water Management	—	—	—	69.5	69.5
Corporate	—	—	—	—	—

Total	$288.4	$298.1	$283.1	$386.1	$1,255.7

Adjusted EBITDA
Power Transmission	$56.0	$58.4	$55.6	$71.5	$241.5
Water Management	—	—	—	14.0	14.0
Corporate	(4.0)	(3.6)	(4.4)	(4.7)	(16.7)

Total	$52.0	$54.8	$51.2	$80.8	$238.8

Adjusted EBITDA %
Power Transmission	19.4%	19.6%	19.6%	22.6%	20.4%
Water Management	n/a	n/a	n/a	20.1%	20.1%
Total (including Corporate)	18.0%	18.4%	18.1%	20.9%	19.0%

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9	$334.0		$969.7
Water Management	138.4	128.0	115.1		381.5
Corporate	—	—	—		—

Total	$448.2	$453.9	$449.1		$1,351.2

Adjusted EBITDA
Power Transmission	$59.2	$66.4	$72.1		$197.7
Water Management	30.6	29.6	22.9		83.1
Corporate	(2.8)	(2.3)	(2.2)		(7.3)

Total	$87.0	$93.7	$92.8		$273.5

Adjusted EBITDA %
Power Transmission	19.1%	20.4%	21.6%		20.4%
Water Management	22.1%	23.1%	19.9%		21.8%
Total (including Corporate)	19.4%	20.6%	20.7%		20.2%